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                                                                    EXHIBIT 2.01



                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                       -----------------------------------


          This Agreement made as of this 16th day of September, 2004 between Historic Preservation Properties 1989 Limited Partnership, a Delaware limited partnership ("Assignor") and HPP LLC, a Massachusetts limited liability company ("Assignee").

          WHEREAS, Assignor is the holder of a Members Interest (the "Interest") in The Cosmopolitan At Mears Park, LLC, a Delaware limited liability company ("TCAMP") under that certain Amended and Restated Operating Agreement dated as of March 28, 2001 (the "Operating Agreement")

          WHEREAS, Assignor intends to transfer the Interest to Assignee and Assignee intends to accept such transfer of Interest

          NOW, THEREFORE, the parties agree as follows:

          For the sum of Seven Hundred Thirty Five Thousand Dollars ($735,000) to be paid on the Effective Date (as hereinafter defined), Assignor hereby assigns, transfers and conveys to Assignee all of Assignor's right, title and interest in and to the Interest, free and clear of all liens, encumbrances, restrictions or claims of any kind except those arising under the Operating Agreement and ancillary documents thereto.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Operating Agreement.

          The assignment of Interest hereunder constitutes an assignment and transfer of all of Assignor's right, title and interest in and to its Interest in TCAMP and, accordingly, Assignor states its intention that Assignee succeed to Assignor's Interest in TCAMP and become a Member in substitution for Assignor. Assignor specifically represents that it is the owner of the Interest free and clear of all liens, encumbrances, restrictions or claims of any kind except those arising under the Operating Agreement and ancillary documents thereto. However, Assignor specifically makes no representations or warranties regarding the condition of the Property owned by TCAMP.

          In consideration of the aforesaid assignment, Assignee hereby accepts such assignment, Assignee hereby assumes all of the rights and obligations of Assignor relating to the Interest, Assignee hereby accepts and agrees to be bound by all terms and provisions of the Operating Agreement, and Assignee agrees to perform, satisfy and discharge all obligations of Assignor relating to the Interest. Assignee agrees to defend and indemnify Assignor from all presently existing and any future liabilities of TCAMP to third parties.



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          Assignor hereby represents and Assignee hereby represents for the benefit of TCAMP that the assignment, transfer and conveyance of the Interest made under this assignment and Agreement is made in accordance with the Operating Agreement and all applicable laws and regulations.

          This Assignment and Assumption Agreement may be executed by the parties in counterparts, each such counterpart shall be deemed an original, and all such counterparts taken together shall be deemed the same instrument.

          This Assignment and Assumption Agreement shall take effect upon the Effective Date. As used herein, the "Effective Date" shall be the later of (a) the date on which KeyBank Real Estate Capital Inc., holder of the first mortgage on the property owned by TCAMP, consents to the within assignment and (b) the parties hereto execute such assignment, assumption and release documents as are mutually acceptable, provided, however, that the Effective Date shall in no event be prior to October 1, 2004 nor later than October 15, 2004 unless extended by written agreement of the parties. If the Effective Date has not occurred by October 15, 2004, absent any such written extension, this Assignment shall be null and void. The full purchase price of $735,000 shall be paid on the Effective Date by bank or certified check or wire transfer.

          IN WITNESS WHEREOF, the parties have duly executed this Assignment and Assumption Agreement under seal as of October 1, 2004.


ASSIGNOR:                           `                ASSIGNEE:

HISTORIC PRESERVATION PROPERTIES                          HPP LLC
1989 LIMITED PARTNERSHIP
                                                     By:
                                                         -----------------------
BY: Boston Historic Partners Limited                     Robert Gunn, Manager
    Partnership, General Partnership

    By: Portfolio Advisory Services, Inc.

        By:
            -------------------------------
            Terrence P. Sullivan, President


and

BY:
    ---------------------------------------
    Terrence P. Sullivan, General Partner